Anna Shlimak - Exhibit 24

                         Authorization and Designation
                                to Sign and File
                           Section 16 Reporting Forms

     The undersigned, an executive officer of Cronos Group Inc., a corporation formed under the Business Corporations Act (Ontario) (the "Company"), does hereby authorize and designate Jerry Barbato or Xiu Ming Shum, each with right to substitute and resubstitute, but for only so long as each of them is an officer of the Company, to sign and file on his or her behalf the application for the required Securities and Exchange Commission ("SEC") electronic CIK/CCC codes and any and all Forms 3, 4 and 5 and Forms 144 relating to equity securities of the Company with the SEC pursuant to the requirements of Section
16 of the Securities Exchange Act of 1934 ("Section 16") and Rule 144 under the
Securities Act of 1933, as amended.  This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under
Section 16 and Rule 144 with respect to equity securities of the Company shall cease.  All prior such authorizations are hereby revoked.

     IN WITNESS WHEREOF, the undersigned has executed this Authorization and
Designation this 27th day of February, 2020.

                                               /s/ Anna Shlimak
                                               ---------------------------------
                                               Anna Shlimak